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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                           (Amendment No. ________)*


                         VentureNet Capital Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   92328V103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Steven R. Peacock
                                 P.O. Box 2079
                              Fallbrook, CA 92008

                                With a copy to:
                             April E. Frisby, Esq.
                                Weed & Co. L.P.
                        4695 MacArthur Court, Suite 1450
                            Newport Beach, CA 92660
                                 (949) 475-9086
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                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                               September 10, 2001
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            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ] Rule 13d-1(b)
            [X] Rule 13d-1(c)
            [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                                                     Page 2 of 4

CUSIP No. 92328V103

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1.   Name of Reporting Persons. I.R.S. Identification Nos. of above persons
     (entities only)
     Steven R. Peacock
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     US
--------------------------------------------------------------------------------
               5.   Sole Voting Power:
  NUMBER OF         5,000,000 shares of common stock at September 10, 2001
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power:
  OWNED BY          0
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power:
   PERSON           5,000,000 shares of common stock at September 10, 2001
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power:
                    0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
     5,000,000 shares of common stock at September 10, 2001
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):
     10%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):
     IN
--------------------------------------------------------------------------------

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                                                                     Page 3 of 4

ITEM 1.   Issuer
          (a)     Name of Issuer: VentureNet Capital Group, Inc.
          (b)     Address of Issuer's Principal Executive Offices:
                  27349 Jefferson Avenue, Suite 200 Temecula, CA 92590

ITEM 2.   Name, Principal Business Address and Citizenship of Person
          Filing (a)-(c):
          (a)     Steven R. Peacock
          (b)     P.O. Box 2079, Fallbrook, CA 92088
          (c)     United States of America
          (d)     Title of Class of Securities: Common Stock, $.0001 par value
          (e)     CUSIP Number: 92328V103

ITEM 3. If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d(b) or (c), check whether the person filing is a:
(a)-(j)  Not Applicable.

ITEM 4.   Ownership
          (a) Amount beneficially owned: 5,000,000 shares of common stock
          (b) Percent of class: 9.96%
          (c) Number of shares as to which the person has:
              (i)   Sole power to vote or to direct the vote:  5,000,000 shares
              (ii)  Shared power to vote or direct the vote:  Not applicable
              (iii) Sole power to dispose or direct the disposition of:
                    5,000,000 shares
              (iv)  Shared power to dispose or to direct the disposition of:
                    Not applicable

ITEM 5.   Ownership of Five Percent or Less of a Class
Not applicable.

ITEM 6. Ownership of More than Five Percent on Behalf of Another Person Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company
Not applicable.

ITEM 8.   Identification and Classification of Members of the Group
Not applicable.

ITEM 9.   Notice of Dissolution of Group
Not applicable.

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                                                                     Page 4 of 4

ITEM 10.  Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 4, 2001
--------------------------------------------------------------------------------
Date

/s/Steven R. Peacock
--------------------------------------------------------------------------------
Signature

Steven R. Peacock
--------------------------------------------------------------------------------
Name


           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)